Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
To the Board of Directors of Alon USA Partners GP, LLC and
Unitholders of Alon USA Partners, LP:
We consent to the incorporation by reference in the registration statement (No. 333-183671) on Form S-1 of Alon USA Partners, LP of our reports dated March 13, 2013, with respect to the consolidated balance sheets of Alon USA Partners, LP and subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of operations, partners' equity, and cash flows for each of the years in the three-year period ended December 31, 2012, which report appears in the December 31, 2012 annual report on Form 10-K of Alon USA Partners, LP.

/s/ KPMG LLP
Dallas, Texas
March 13, 2013